For Immediate Release

FERRO REPORTS 2013 FIRST-QUARTER RESULTS

Reported Diluted Earnings per Share from Continuing Operations of $0.11

Adjusted Earnings per Share from Continuing Operations of $0.10, Exceeding Prior Guidance of $0.05 to $0.07

Achieved 15% Reduction in Selling, General and Administrative Expense Levels as a Result of Value Creation Strategy

Cost-Saving Actions to Date to Generate 2013 Savings of over $30 million; Cost Savings Run Rate at Quarter-end Estimated at $30 million

Company Reaffirms Commitment to Reduce Operating Costs by $70 million in 2014 and Increases 2013 Full-Year Adjusted Earnings Guidance to $0.35 to $0.40 per Share

CLEVELAND, Ohio – April 24, 2013 – Ferro Corporation (NYSE: FOE, the “Company”) today reported results for the first quarter ended March 31, 2013. The Company’s first-quarter adjusted earnings exceeded expectations, and the Company has increased its guidance for the full year based on the progress of its value creation strategy, including cost-saving initiatives, and strong first-quarter results. The following provides an overview of the Company’s results and should be read along with the financial tables contained in this release on pages 8 — 16. In conjunction with the Company’s strategic realignment, its reportable segments have changed. See the discussion below concerning the new segment presentation.

First-Quarter Highlights

For the first quarter of 2013, Ferro reported diluted earnings per share from continuing operations of $0.11. Adjusted earnings per share from continuing operations in the quarter totaled $0.10, exceeding the previously announced guidance range of $0.05 to $0.07. Please refer to the supplemental tables attached for additional information concerning adjusted financial results.

Ferro reported net sales of $418 million in the first quarter, compared with net sales of $460 million in the first quarter of 2012. Reduced volumes and changes in pricing and mix accounted for the entire decline in net sales at approximately 5% and 4%, respectively. Value added sales, which exclude precious metal sales, were $387 million, versus $418 million in the first quarter last year.

On a sequential basis, comparing the first quarter of 2013 with the fourth quarter of 2012, net sales increased 4.4% and value added sales increased 7.5%.

The Company reported net income attributable to common shareholders of $0.8 million, or $0.01 per diluted share, in the 2013 first quarter, compared with $3.8 million, or $0.04 per diluted share, in the prior-year quarter. The adjusted net income from continuing operations attributable to common shareholders was $8.4 million, or $0.10 per diluted share, compared with $5.5 million, or $0.06 per diluted share, in the first quarter of 2012. Included in the first quarter 2012 earnings per diluted share of $0.06 are the results of the solar pastes product line, which incurred an operating loss of approximately $4 million. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was approximately $32 million in the first quarter compared with $28 million in the same period last year.

Commenting on the results, Peter Thomas, President and Chief Executive Officer, said, “We are making substantial progress on our value creation strategy, resulting in a strong start to the year with adjusted earnings per share of $0.10 for the quarter. All of our businesses performed ahead of plan in the quarter, with sequential value added sales increasing by 7.5% and gross profit improving by 38% to 20.5% of value-added sales. While European economic conditions continue to be weak, our businesses in the region are beginning to stabilize, partially due to increases in our exports to growth markets and the strong positions we have in automotive applications and glass systems which have allowed us to achieve sales growth exceeding the industry averages for the region. Our strategy of exporting from Europe into higher growth geographies and focusing commercial operations on attractive niche applications to offset the weak European economy is succeeding.

“In addition, the actions we have taken to date to reduce costs have resulted in substantially lower selling, general and administrative expenses and will save the Company approximately $30 million in 2013. The benefits of our cost-saving initiatives are being realized more quickly than expected, providing the momentum for earnings to exceed our earlier guidance.”

Mr. Thomas concluded, “This quarter’s performance provides early evidence that the value creation strategy developed by our Board and management team is working. I am pleased with the momentum we have generated and am excited by our plans to drive significantly higher earnings, cash flow and returns on invested capital. We remain confident that we can meet our commitment to reduce operating costs by $70 million in 2014. Based on the improvements made to date and our business outlook for the remainder of the year, we have increased our full-year adjusted earnings guidance to $0.35 to $0.40 per share.”

2013 First-Quarter Results Detail

Net sales for the three months ended March 31, 2013, were $418 million versus $460 million in the first quarter of 2012. Reduced volumes and changes in pricing and product mix accounted for the entire decline at approximately 5% and 4%, respectively.

On a value added basis, removing the sale of precious metals, sales were $387 million, compared with $418 million. Adjusting for the impact of exiting the solar pastes product line ($5 million) and a borates mine in Argentina ($1 million), value added sales declined by 6.2%.

Sales declined across all of the reportable segments, with the largest declines in Performance Coatings; Pigments, Powders and Oxides; and Polymer Additives. The exit of the solar pastes product line drove the majority of the change in the Pigments, Powders and Oxides segment. Sales of performance coatings product offerings declined versus the prior-year period primarily due to an increasingly competitive sales environment and reduced demand. Sales for coatings products were particularly weak in Latin America. Polymer Additives sales have been adversely impacted by expected changes in environmental regulations pertaining to certain plasticizer products, which is resulting in product replacement by customers, particularly in Europe.

Gross profit was $79 million during the 2013 first quarter, compared with $86 million during the first quarter of 2012. Excluding special charges, adjusted gross profit was $80 million compared with $86 million in the prior-year period. During the first quarter of 2013, gross profit was reduced by charges of approximately $1 million related to residual costs at closed manufacturing sites that were affected by prior-period restructuring actions and the write down of inventory related to the solar disposition. In the same period last year, gross profit was reduced by charges of nearly $1 million related to residual costs at closed manufacturing sites. The primary driver of the decline in gross profit dollars was lower sales volumes, particularly in the Performance Coatings and Polymer Additives segments, and the exit of the solar pastes product line. Adjusted gross profit as a percent of value added sales for the first quarter of 2013 was 20.8% versus 20.7% in the same period of 2012. Despite lower levels of sales, gross margin levels were maintained primarily due to cost reductions and business mix.

Selling, general, and administrative (“SG&A”) expenses were $62 million during the first quarter of 2013 compared with $73 million in the prior-year quarter, a decline of 15%, or $11 million. SG&A expenses related to the Performance Materials operating group were approximately $40 million in the first quarter of 2013, compared with approximately $48 million in the first quarter of 2012, a reduction of approximately 15%. In the Performance Chemicals operating group, SG&A expenses declined from approximately $7 million to approximately $6 million. Corporate SG&A expenses were approximately $15 million in the first quarter of 2013 versus approximately $18 million in the prior-year quarter.

Actions taken in 2012 and early 2013 linked to the sale of the solar pastes assets and the Company’s cost-saving initiatives were the major drivers of the SG&A reduction. Reduced personnel-related costs accounted for approximately 75% of the SG&A reduction. Of the $11 million SG&A reduction, approximately $5 million was associated with exiting the solar pastes product line. SG&A expenses in the 2013 first quarter included special charges of approximately $1 million, primarily related to certain nonrecurring corporate charges. SG&A expenses in the prior-year quarter included special charges of nearly $2 million, primarily related to expenses at sites that were closed during earlier restructuring actions and severance expenses.

Total debt as of the end of the first quarter of 2013 declined by $6 million to $341 million compared with $347 million at December 31, 2012. The cash balance increased during the first quarter by $3 million to $33 million. Cash from operations was a use of $17 million, with working capital accounting for $12 million of the use. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was approximately $32 million in the first quarter compared with $28 million in the same period last year.

Solar Results

First-quarter 2013 results for the solar pastes product line included the following:

•	Net sales of approximately $4 million

•	Value added sales of approximately $1 million

•	Gross profit of less than $1 million

•	SG&A attributable to the product line of less than $1 million

First-quarter 2012 results for the solar pastes product line included the following:

•	Net sales of approximately $22 million

•	Value added sales of approximately $6 million

•	Gross profit of approximately $1 million

•	SG&A attributable to the product line of approximately $5 million

2013 Outlook

Adjusted earnings per share for 2013 are expected to be in the range of $0.35 to $0.40 per diluted share. The expected increase in earnings compared with 2012 will be driven primarily by cost savings of approximately $30 million and the exit from the solar pastes product line. The expected improvements in the Company’s cost structure will be partially offset by inflation and the normalization of incentive compensation.

Adjusting for the impact of the solar pastes and pharmaceuticals transactions and before the impact of changes in foreign currency rates, sales growth is expected to be approximately 2%. The sales outlook assumes continued weak economic conditions in Europe and modest growth in all other regions. For the year, cash flow is expected to be slightly positive.

Strategic Portfolio Realignment

As part of Ferro’s value creation strategy, the Company has reorganized its businesses to improve operating efficiencies and better align commercial and manufacturing operations with the markets served. Consequently, the Company will now report under a structure that reflects how performance of its businesses is evaluated, strategic decisions are made and resources are allocated. With the new structure, the Company will have five reporting segments. It will continue to report Specialty Plastics, Polymer Additives, and Performance Coatings consistent with past practices. The former Color and Glass Performance Materials reporting segment has been divided into two new segments: Performance Colors and Glass; and Pigments, Powders and Oxides. Electronic Materials is no longer a separately reported segment, and its remaining product lines have been folded into the two new reporting segments, based on technology and commercial synergies. Finally, given the recent sale of the Company’s pharmaceutical business, it is no longer reported as a segment and its results are reported in discontinued operations, including prior periods.

In conjunction with the changes to reportable segments, the Company also changed the profitability metric used by management to evaluate segment performance to segment gross profit. Segment gross profit will be measured for reporting purposes by excluding certain other costs of sales, including costs associated with facilities that have been idled or closed. The historical metric was segment operating income, which included SG&A expenses directly incurred by each segment and certain allocated costs. Beginning in the third quarter of 2012, the Company revised its approach for managing SG&A expenses by shifting accountability for controlling costs to the appropriate functional leaders across individual sites, as opposed to the segment teams. For additional information, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed today with the SEC.

Conference Call

The Company will host a conference call to discuss its first-quarter financial results and current outlook for 2013 on Thursday, April 25, 2013, at 10:00 a.m. Eastern Time. To listen to the call, dial 800-915-4217 if calling from the United States or Canada, or dial 212-231-2934 if calling from outside North America. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available through noon Eastern Time on May 2. To access the replay, dial 800-633-8284 if calling from the United States or Canada, or dial 402-977-9140 if calling from outside North America. Use the program ID #21655702 to access the audio replay.

The conference call also will be broadcast live over the Internet and will be available for replay through September 30, 2013. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com. A podcast of the conference call will also be available on the Company’s Web site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials and chemicals for manufacturers. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, the Company has approximately 4,700 employees globally and reported 2012 sales of $1.8 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;

•	Ferro’s ability to successfully implement its value creation strategy;

•	Ferro’s ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs, and to produce the desired results, including projected savings;

•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;

•	Ferro’s ability to access capital markets, borrowings, or financial transactions;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	currency conversion rates and economic, social, regulatory, and political conditions around the world;

•	Ferro’s presence in certain geographic regions, including Latin America and Asia-Pacific, where it can be difficult to compete lawfully;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety, and the environment;

•	Ferro’s ability to successfully introduce new products or enter into new growth markets;

•	sale of products into highly regulated industries;

•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;

•	Ferro’s ability to complete future acquisitions or dispositions, or successfully integrate future acquisitions;

•	competitive factors, including intense price competition;

•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against the Company;

•	management of Ferro’s general and administrative expenses;

•	Ferro’s multi-jurisdictional tax structure;

•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	the effectiveness of strategies to increase Ferro’s return on capital;

•	the impact of operating hazards and investments made in order to meet stringent environmental, health, and safety regulations;

•	stringent labor and employment laws and relationships with the Company’s employees;

•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	implementation of new business processes and information systems;

•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;

•	exposure to lawsuits in the normal course of business;

•	risks and uncertainties associated with intangible assets;

•	Ferro’s borrowing costs could be affected adversely by interest rate increases;

•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;

•	Ferro may not pay dividends on its common stock in the foreseeable future; and

•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents, and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition, and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2012.

# # #

Contacts:

Investor Contact:
John Bingle, 216-875-5411
Treasurer and Director of Investor Relations
john.bingle@ferro.com

or

Media Contact:
Mary Abood, 216-875-5401
Director, Corporate Communications
mary.abood@ferro.com

Ferro Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
	Three months ended
	March 31,
(Dollars in thousands, except share and per share amounts)	2013	2012
Net sales	$417,524	$460,425
Cost of sales	338,287	374,704

Gross profit	79,237	85,721
Selling, general and administrative expenses	61,592	72,508
Restructuring and impairment charges	9,454	311
Other expense (income):
Interest expense	7,297	6,374
Interest earned	(53)	(84)
Foreign currency losses, net	1,506	144
Miscellaneous (income) expense, net	(10,516)	396

Income before income taxes	9,957	6,072
Income tax expense	1,016	2,809

Income from continuing operations	8,941	3,263
(Loss) income from discontinued operations, net of income taxes	(8,421)	707
Net income	520	3,970
Less: Net (loss) income attributable to noncontrolling interests	(363)	124

Net income attributable to Ferro Corporation common shareholders	$883	$3,846

Earnings (loss) per share attributable to Ferro Corporation common shareholders:
Basic earnings (loss):
From continuing operations	$0.11	$0.03
From discontinued operations	(0.10)	0.01

	$0.01	$0.04

Diluted earnings (loss):
From continuing operations	$0.11	$0.03
From discontinued operations	(0.10)	0.01

	$0.01	$0.04

Shares outstanding:
Weighted-average basic shares	86,438,572	86,233,084
Weighted-average diluted shares	86,774,574	86,695,652
End-of-period basic shares	86,514,285	86,291,812

Ferro Corporation and Subsidiaries
Segment Net Sales and Segment Gross Profit (Unaudited)
	Three months ended
(Dollars in thousands)	March 31,
	2013	2012
Segment Net Sales
Pigments, Powders and Oxides	$54,787	$69,223
Performance Colors and Glass	98,127	103,908
Performance Coatings	138,902	152,514
Polymer Additives	80,869	87,724
Specialty Plastics	44,839	47,056
Total segment net sales	$417,524	$460,425

Segment Gross Profit
Pigments, Powders and Oxides	$8,173	$7,032
Performance Colors and Glass	27,258	28,908
Performance Coatings	28,592	30,359
Polymer Additives	8,854	11,439
Specialty Plastics	7,389	8,659
Other cost of sales	(1,029)	(676)

Total gross profit	79,237	85,721
Selling, general and administrative expenses	61,592	72,508
Restructuring and impairment charges	9,454	311
Other (income) expense, net	(1,766)	6,830

Income before income taxes	$9,957	$6,072

Ferro Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)	March 31,
	2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$32,897	$29,576
Accounts receivable, net	314,017	306,463
Inventories	210,232	200,824
Deferred income taxes	8,413	7,995
Other receivables	30,323	31,554
Other current assets	13,938	10,802
Current assets of discontinued operations	—	6,289

Total current assets	609,820	593,503

Property, plant and equipment, net	298,434	309,374
Goodwill	62,413	62,975
Amortizable intangible assets, net	13,165	14,410
Deferred income taxes	21,246	21,554
Other non-current assets	55,608	61,941
Other assets of discontinued operations	—	15,346

Total assets	$1,060,686	$1,079,103

LIABILITIES AND EQUITY
Current liabilities
Loans payable and current portion of long-term debt	$75,178	$85,152
Accounts payable	191,554	182,024
Accrued payrolls	32,375	31,643
Accrued expenses and other current liabilities	65,679	76,384
Current liabilities of discontinued operations	—	1,300

Total current liabilities	364,786	376,503

Long-term debt, less current portion	265,526	261,624
Postretirement and pension liabilities	208,594	216,167
Other non-current liabilities	16,969	18,135

Total liabilities	855,875	872,429
Shareholders’ equity	192,006	193,527
Noncontrolling interests	12,805	13,147

Total liabilities and equity	$1,060,686	$1,079,103

Ferro Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
	Three months ended
(Dollars in thousands)	March 31,
	2013	2012
Cash flows from operating activities
Net income	$520	$3,970
Gain on sale of assets and business	(10,895)	—
Restructuring and impairment charges	1,859	—
Depreciation and amortization	13,264	13,879
Other adjustments, net	3,533	(6,564)
Accounts receivable	(13,946)	(33,733)
Inventories	(6,095)	(11,929)
Accounts payable	8,233	11,554
Other changes in current assets and liabilities, net	(13,579)	14,404

Net cash used for operating activities	(17,106)	(10,975)
Cash flows from investing activities
Capital expenditures for property, plant and equipment	(8,178)	(22,579)
Proceeds from sale of assets	15,109	368
Proceeds from sale of stock of Ferro Pfanstiehl Laboratories, Inc.	16,912	—
Dividends received from affiliates	1,119	—

Net cash provided by (used for) investing activities	24,962	(22,211)
Cash flow from financing activities
Net (repayments) borrowings under loans payable	(9,635)	31,684
Proceeds from long-term debt	110,133	97,918
Principal payments on long-term debt	(106,094)	(95,673)
Other financing activities	1,409	(440)

Net cash (used for) provided by financing activities	(4,187)	33,489
Effect of exchange rate changes on cash and cash equivalents	(348)	(23)

Increase in cash and cash equivalents	3,321	280
Cash and cash equivalents at beginning of period	29,576	22,991
Cash and cash equivalents at end of period	$32,897	$23,271

Cash paid during the period for:
Interest	$12,308	$12,059
Income taxes	1,548	1,229

Ferro Corporation and Subsidiaries
Supplemental Information
Reconciliation of Reported Income to Adjusted Income
for the Three Months Ended March 31 (Unaudited)
		Selling, general and				Net income
(Dollars in thousands,		administrative	Restructuring and		Income tax expense	attributable to common	Diluted earnings
except per share amounts)	Cost of sales	expenses	impairment charges	Other expense, net	(benefit)	shareholders	(loss) per share

				Three months ended March 31, 2013

As reported	$338,287	$61,592	$9,454	$(1,766)	$1,016	$883	$0.01
Special items:
Restructuring	—	—	(9,454)	—	3,403	6,051	0.07
Other (1)	(1,127)	(1,069)	—	8,856	(2,398)	(4,262)	(0.05)
Taxes (2)	—	—	—	—	2,569	(2,569)	(0.03)
Solar Pastes (3)	—	—	—	—	—	205	—
Discontinued operations	—	—	—	—	—	8,421	0.10
Noncontrolling interest	—	—	—	—	—	(394)	—

Total special items	(1,127)	(1,069)	(9,454)	8,856	3,574	7,452	0.09
As adjusted	$337,160	$60,523	$—	$7,090	$4,590	$8,335	$0.10

				Three months ended March 31, 2012

As reported	$374,704	$72,508	$311	$6,830	$2,809	$3,846	$0.04
Special items:
Restructuring	—	—	(311)	—	112	199	—
Other (1)	(706)	(1,757)	—	—	887	1,576	0.02
Taxes (2)	—	—	—	—	(623)	623	0.01
Discontinued operations	—	—	—	—	—	(707)	(0.01)

Total special items	(706)	(1,757)	(311)	—	376	1,691	0.02
As adjusted	$373,998	$70,751	$—	$6,830	$3,185	$5,537	$0.06

1.	Includes certain severance costs, impairments, ongoing costs at facilities that have been idled, gain/loss on divestitures, and certain business development activities.

2.	Adjustment of reported earnings and of special items to a normalized 36% rate for 2013 and 2012.

3.	Adjustment to exclude the operations of the Solar Pastes product line prior to the completion of the transaction on February 6, 2013 where certain Solar Paste assets were sold and the Company exited the product line. We believe this adjustment, in combination with the adjustment to exclude the gain on the sale of Solar Paste assets of $8,945 included within the adjustments to the Other Expense, Net, provides investors with additional information on the underlying operations of the business.

It should be noted that adjusted earnings and earnings per share are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The adjusted earnings and earnings per share presented here exclude certain special items including the mark-to-market adjustments related to our net pension and other postretirement benefit liabilities, restructuring and impairment charges, severance costs, ongoing costs at facilities that have been idled, gain/loss on divestitures, and certain business development costs. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs of selected employees.

Ferro Corporation and Subsidiaries
Supplemental Information
Segment Sales Excluding Precious Metals and
Reconciliation of Segment Net Sales Excluding
Precious Metals to Net Sales and Schedule of
Adjusted Gross Profit (Unaudited)
	Three months ended
	March 31,
(Dollars in thousands)	2013		2012
Pigments, Powders and Oxides	$35,505		$42,874
Performance Colors and Glass	86,672		87,735
Performance Coatings	138,902		152,514
Polymer Additives	80,869		87,724
Specialty Plastics	44,839		47,056

Total segment sales excluding precious metals	386,787		417,903
Sales of precious metals	30,737		42,522

Total net sales	$417,524		$460,425

Net sales excluding precious metals	$386,787		$417,903
Adjusted cost of sales	337,160		373,998
Cost of sales from precious metals	(30,737)		(42,522)

Adjusted cost of sales excluding precious metals	306,423		331,476
Adjusted gross profit	$80,364		$86,427

Adjusted gross profit percentage	20.8	%	20.7	%
It should be noted that segment net sales excluding precious metals, adjusted cost of sales and adjusted gross profit are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States
(U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. Adjusted cost of sales and adjusted gross profit presented here exclude certain special items including impairment charges and ongoing costs at facilities that have been idled. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Ferro Corporation and Subsidiaries
Supplemental Information
Segment Detail
Performance Materials
	Three months ended
(Dollars in thousands)	March 31,
	2013	2012
Sales

Pigments, Powders & Oxides	$54,787	$69,223
Performance Colors & Glass	98,127	103,908
Performance Coatings	138,902	152,514

Total Performance Materials Sales	291,816	325,645
Gross profit

Pigments, Powders & Oxides	8,173	7,032
Performance Colors & Glass	27,258	28,908
Performance Coatings	28,592	30,359

Total Performance Materials Gross Profit	64,023	66,299
Selling, general and administrative charges	40,228	47,585
Performance Materials Operating Profit	$23,795	$18,714

Performance Chemicals
	Three months ended
	March 31,

	2013	2012

Sales

Polymer Additives	$80,869	$87,724
Specialty Plastics	44,839	47,056

Total Performance Chemicals Sales	125,708	134,780
Gross Profit

Polymer Additives	8,854	11,439
Specialty Plastics	7,389	8,659

Total Performance Chemicals Gross Profit	16,243	20,098
Selling, general and administrative charges	6,248	6,921
Performance Chemicals Operating Profit	$9,995	$13,177

Ferro Corporation and Subsidiaries
Supplemental Information: Segment Detail Continued
Reconciliation of Operating Group NON-GAAP Measures to Consolidated GAAP Balances
	Three months ended
(Dollars in thousands)	March 31,
	2013	2012
Total Sales	$417,524	$460,425
Performance Materials	64,023	66,299
Performance Chemicals	16,243	20,098
Other cost of sales	(1,029)	(676)

Total gross profit	79,237	85,721
Performance Materials	40,228	47,585
Performance Chemicals	6,248	6,921
Corporate	15,116	18,002

Total selling, general and administrative charges	61,592	72,508
Total operating profit	17,645	13,213
Restructuring/Impairment	9,454	311
Interest expense	7,297	6,374
Interest income	(53)	(84)
Foreign exchange loss	1,506	144
Miscellaneous (income)/expense, net	(10,516)	396
Income from continuing operations before taxes	$9,957	$6,072

It should be noted that operating group sales, gross profit, selling, general and administrative charges, and operating profit are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The respective information has been aggregated in a manner consistent with the operating groups of the company.  We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Ferro Corporation and Subsidiaries
Reconciliation of Net Income to Adjusted EBITDA
	Three months ended
	March 31,
(Dollars in thousands)	2013		2012

Net Income Attributable to Ferro Corporation	$883		$3,846
Loss (Income) from Discontinued Operations, net of Income Tax	8,421		(707)
Interest Expense	7,297		6,374
Income Tax Expense	1,016		2,809
Depreciation and Amortization	13,264		13,879
Less Interest Amortization Expense and Other	(1,351)		(723)
Cost of Sales Adjustments	1,127		706
SG&A Adjustments	1,069		1,757
Restructuring and Impairment	9,454		311
OIE Adjustments	(520)		—
Noncontrolling Interest Adjustments	(394)		—
Gain on Sale of Solar Pastes Assets	(8,954)		—
Solar Pastes Operations	323		—
Adjusted EBITDA	$31,635		$28,252

Net sales excluding precious metals	$386,787		$417,903
Adjusted EBITDA as a % of net sales excluding precious metals	8.2	%	6.8	%
Adjusted EBITDA is net income before the effects of discontinued operations, interest, income taxes, depreciation and amortization, nonrecurring adjustments to cost of sales, nonrecurring adjustments to SG&A, restructuring and impairment charges, nonrecurring adjustments to miscellaneous income and expense, and the gain and impact of solar operations on Q1 2013.